CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Return Enhanced Notes due 2011	$20,678,000	$1,474.34

Pricing Supplement To prospectus dated December 23, 2008, and prospectus supplement for leveraged index-linked securities dated June 1, 2009	Pricing Supplement No. 547 Registration Statement No. 333-156423 Dated October 8, 2010; Rule 424(b)(2)
Structured Investments
Morgan Stanley
$20,678,000
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index and the TOPIX® Index due October 26, 2011

General
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The notes are designed for investors who seek a return at maturity of twice the appreciation of each underlying index in a weighted basket of three international buffered return enhanced components, consisting of the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index and the TOPIX® Index, each of which is subject to a different maximum return as described below. Investors should be willing to forgo interest and dividend payments and, if one or more of the Underlying Indices declines by sufficiently more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Morgan Stanley maturing October 26, 2011.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes priced on October 8, 2010 and are expected to settle on or about October 15, 2010.
Key Terms
Basket/Basket Components:
The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”), each linked to an international index (each an “Underlying Index,” and together, the “Underlying Indices”) as set forth below:

Underlying Index	Starting Underlying Index Level	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return	Downside Leverage Factor
Dow Jones EURO STOXX 50® Index (“SX5E”)	2,785.43	52%	10%	2	18.30%	1.1111
FTSETM 100 Index (“UKX”)	5,657.61	24%	10%	2	13.38%	1.1111
TOPIX® Index (“TPX”)	839.44	24%	10%	2	9.40%	1.1111
The maximum payment at maturity on the notes is $1,149.80 per $1,000 principal amount note.
Payment at Maturity:
The amount you will receive at maturity is based on the Basket Return, which in turn is based on the separate performances of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	The Component Return for each Basket Component will be calculated as follows:
	Ending Underlying Index Level	Component Return
	is greater than the Starting Underlying Index Level	Underlying Index Return x Upside Leverage Factor, subject to the Maximum Return
	is equal to the Starting Underlying Index Level or less than the Starting Underlying Index Level by not more than the Buffer Amount	0
	is less than the Starting Underlying Index Level by more than the Buffer Amount	(Underlying Index Return + Buffer Amount) x Downside Factor

For each Basket Component, if the Ending Underlying Index Level for the applicable Underlying Index declines from the Starting Underlying Index Level for such Underlying Index by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:
With respect to each Basket Component, the respective percentage set forth above under “Basket/Basket Components.” For example, if the Underlying Index Return for the SX5E Index is more than 9.15%, the applicable Component Return will be equal to the applicable Maximum Return, or 18.30%.

Underlying Index Return:	With respect to each Underlying Index, the performance of the Underlying Index from the Starting Underlying Index Level to the Ending Underlying Index Level, calculated as follows:
Ending Underlying Index Level – Starting Underlying Index Level Starting Underlying Index Level
Starting Underlying Index Level:	With respect to each Underlying Index, the closing level of the Underlying Index on the pricing date, as set forth above under “Basket/Basket Components.”
Ending Underlying Index Level:	With respect to each Underlying Index, the arithmetic average of the closing levels of the Underlying Index on each of the Averaging Dates.
Averaging Dates†:	October 17, 2011, October 18, 2011, October 19, 2011, October 20, 2011 and October 21, 2011
Maturity Date†:	October 26, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	617482NX8 / US617482NX87
†	Subject to postponement in the event of a market disruption event as described in the accompanying prospectus supplement for leveraged index-linked securities.

Investing in the Notes Linked to a Basket Consisting of Buffered Return Enhanced Components involves a number of risks.  See “Risk Factors” beginning on page S-20 of the accompanying prospectus supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement for leveraged index-linked securities and the prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$20,678,000	$154,090	$20,471,220
(1)  Certain fiduciary accounts will pay a purchase price of $990 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the notes, will receive a fee from the Company of $10 per $1,000 principal amount note, but will forgo any fees for sales to fiduciary accounts.  The total fees represent the amount that the placement agents received from accounts other than such fiduciary accounts.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan
Placement Agent
October 8, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated December 23, 2008, as supplemented by the prospectus supplement for leveraged index-linked securities dated June 1, 2009.  These Notes Linked to a Basket Consisting of Buffered Return Enhanced Components are an issuance of our leveraged index-linked securities and their terms are further described in the prospectus supplement for leveraged index-linked securities.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the preliminary terms related hereto dated October 5, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement for leveraged index-linked securities, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement for Leveraged Index-Linked Securities dated June 1, 2009:
http://www.sec.gov/Archives/edgar/data/895421/000095010309001266/dp13570_424b2.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in this pricing supplement are defined in the prospectus supplement for leveraged index-linked securities or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

What Is the Underlying Index Return for Each Underlying Index and the Corresponding Component Return Assuming a Range of Performance for Each Underlying Index?

The following table illustrates the hypothetical Underlying Index Return for each Underlying Index and the corresponding Component Return for each Basket Component. The hypothetical Underlying Index Returns and Component Returns set forth below assume Starting Underlying Index Levels of 2,500, 5,500 and 800 for the SX5E, the UKX and the TPX, respectively, and reflect the Maximum Return of 18.30%, 13.38% and 9.40% for the Basket Components linked to the SX5E, the UKX and the TPX, respectively. The hypothetical Underlying Index Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Underlying Index Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

SX5E			UKX			TPX
Ending Underlying Index Level	Underlying Index Return	Component Return	Ending Underlying Index Level	Underlying Index Return	Component Return	Ending Underlying Index Level	Underlying Index Return	Component Return
4,500.00	80.00%	18.30%	9,900.00	80.00%	13.38%	1,440.00	80.00%	9.40%
4,125.00	65.00%	18.30%	9,075.00	65.00%	13.38%	1,320.00	65.00%	9.40%
3,750.00	50.00%	18.30%	8,250.00	50.00%	13.38%	1,200.00	50.00%	9.40%
3,500.00	40.00%	18.30%	7,700.00	40.00%	13.38%	1,120.00	40.00%	9.40%
3,250.00	30.00%	18.30%	7,150.00	30.00%	13.38%	1,040.00	30.00%	9.40%
3,000.00	20.00%	18.30%	6,600.00	20.00%	13.38%	960.00	20.00%	9.40%
2,750.00	10.00%	18.30%	6,050.00	10.00%	13.38%	880.00	10.00%	9.40%
2,728.75	9.15%	18.30%	5,940.00	8.00%	13.38%	840.00	5.00%	9.40%
2,700.00	8.00%	16.00%	5,867.95	6.69%	13.38%	837.60	4.70%	9.40%
2,650.00	6.00%	12.00%	5,830.00	6.00%	12.00%	832.00	4.00%	8.00%
2,625.00	5.00%	10.00%	5,775.00	5.00%	10.00%	816.00	2.00%	4.00%
2,500.00	0.00%	0.00%	5,500.00	0.00%	0.00%	800.00	0.00%	0.00%
2,375.00	-5.00%	0.00%	5,225.00	-5.00%	0.00%	760.00	-5.00%	0.00%
2,250.00	-10.00%	0.00%	4,950.00	-10.00%	0.00%	720.00	-10.00%	0.00%
2,000.00	-20.00%	-11.11%	4,400.00	-20.00%	-11.11%	640.00	-20.00%	-11.11%
1,750.00	-30.00%	-22.22%	3,850.00	-30.00%	-22.22%	560.00	-30.00%	-22.22%
1,500.00	-40.00%	-33.33%	3,300.00	-40.00%	-33.33%	480.00	-40.00%	-33.33%
1,250.00	-50.00%	-44.44%	2,750.00	-50.00%	-44.44%	400.00	-50.00%	-44.44%
1,000.00	-60.00%	-55.56%	2,200.00	-60.00%	-55.56%	320.00	-60.00%	-55.56%
750.00	-70.00%	-66.67%	1,650.00	-70.00%	-66.67%	240.00	-70.00%	-66.67%
500.00	-80.00%	-77.78%	1,100.00	-80.00%	-77.78%	160.00	-80.00%	-77.78%
250.00	-90.00%	-88.89%	550.00	-90.00%	-88.89%	80.00	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth on the previous page, including the underlying assumptions described on the previous page. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: Each Underlying Index increases but not above the applicable Maximum Return.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 2,500 to an Ending Underlying Index Level of 2,650, the FTSE™ 100 Index increases from a Starting Underlying Index Level of 5,500 to an Ending Underlying Index Level of 5,775, and the level of the TOPIX® Index increases from a Starting Underlying Index Level of 800 to an Ending Underlying Index Level of 832. Because the Ending Underlying Index Level of each Underlying Index is greater than its Starting Underlying Index Level, and each of the Underlying Index Return of 6.00% for the Dow Jones EURO STOXX 50® Index, 5.00% for the FTSE™ 100 Index and 4.00% for the TOPIX® Index, each multiplied by 2, does not exceed the applicable Maximum Return of 18.30%, 13.38% and 9.40%, respectively, the Basket Return is calculated as follows:

[(6% x 2) x 52%] + [(5% x 2) x 24%] + [(4% x 2) x 24%] = 10.56%

Accordingly, the investor receives a payment at maturity of $1,105.60 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 10.56%) = $1,105.60

Example 2: Each Underlying Index increases above the applicable Maximum Return.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 2,500 to an Ending Underlying Index Level of 3,000, the FTSE™ 100 Index increases from a Starting Underlying Index Level of 5,500 to an Ending Underlying Index Level of 7,150, and the level of the TOPIX® Index increases from a Starting Underlying Index Level of 800 to an Ending Underlying Index Level of 1,120. Because the Ending Underlying Index Level of each Underlying Index is greater than its Starting Underlying Index Level, and each of the Underlying Index Return of 20.00% for the Dow Jones EURO STOXX 50® Index, 30.00% for the FTSE™ 100 Index and 40.00% for the TOPIX® Index, each multiplied by 2, exceeds the applicable Maximum Return of 18.30%, 13.38% and 9.40%, respectively, the Basket Return is calculated using the applicable Maximum Returns as follows:

(18.30% x 52%) + (13.38% x 24%) + (9.40% x 24%) = 14.98%

Accordingly, the investor receives a payment at maturity of $1,149.80 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x 14.98%) = $1,149.80

Example 3: Each Underlying Index decreases by less than the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Index Level of 2,500 to an Ending Underlying Index Level of 2,375, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 5,500 to an Ending Underlying Index Level of 5,225, and the level of the TOPIX® Index decreases from a Starting Underlying Index Level of 800 to an Ending Underlying Index Level of 720. Because the Ending Underlying Index Level of each Underlying Index is less than its Starting Underlying Index Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 4: One Underlying Index increases above the applicable Maximum Return and the other two decrease below the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Index Level of 2,500 to an Ending Underlying Index Level of 3,500, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 5,500 to an Ending Underlying Index Level of 4,400, and the level of the TOPIX® Index decreases from a Starting Underlying Index Level of 800 to an Ending Underlying Index Level of 480.  The Underlying Index Return of 40.00% for the Dow Jones EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 18.30%.  Consequently, the significant increase of the Dow Jones EURO STOXX 50® Index above the Maximum Return is not available to offset the declines in the two other indices, and the Maximum Return related to the Dow Jones EURO STOXX 50® Index is wholly offset by the fact that the Ending Underlying Index Level of each of the other Underlying Indices is less than its Starting Underlying Index Level by more than 10%.  Despite the 40.00% increase in the Dow Jones EURO STOXX 50® Index, the Basket Return is negative, calculated as follows:

(18.30% x 52%) + {[(−20% + 10%) x 1.1111] x 24%} + {[(−40% + 10%) x 1.1111] x 24%} = −1.15%

Accordingly, the investor receives a payment at maturity of $988.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x −1.15%) = $988.50

Example 5: Each Underlying Index decreases below the applicable Buffer Amount.

The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Index Level of 2,500 to an Ending Underlying Index Level of 2,000, the FTSE™ 100 Index decreases from a Starting Underlying Index Level of 5,500 to an Ending Underlying Index Level of 4,400, and the level of the TOPIX® Index decreases from a Starting Underlying Index Level of 800 to an Ending Underlying Index Level of 480. Because the Ending Underlying Index Level of each Underlying Index is less than its Starting Underlying Index Level by more than 10%, the Basket Return is calculated as follows:

{[(-20% + 10%) x 1.1111] x 52%} + {[(-20% + 10%) x 1.1111] x 24%} +
{[(-40% + 10%) x 1.1111] x 24%} = -16.44%

Accordingly, the investor receives a payment at maturity of $835.60 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -16.44%) = $835.60

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Index Return for each Underlying Index by two, up to the Maximum Return of 18.30% for the SX5E, 13.38% for the UKX and 9.40% for the TPX. Accordingly, your maximum payment at maturity is $1,149.80 for every $1,000 principal amount note.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Underlying Index Level of each Underlying Index, as compared to the applicable Starting Underlying Index Level, of up to 10%. If the Ending Underlying Index Level of an Underlying Index declines by more than 10%, for every 1% decline of the Underlying Index beyond 10%, the Component Return for the Basket Component linked to such Underlying Index will be reduced by 1.1111%.

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DIVERSIFICATION AMONG THE UNDERLYING INDICES – Because the Basket Component linked to the Dow Jones Euro STOXX 50 Index makes up 52% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the Dow Jones Euro STOXX 50 Index.

The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the Dow Jones Euro STOXX 50® Index, the FTSE 100 Index and the TOPIX® Index, respectively.  The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain.  It is a free float adjusted market capitalization index representing the largest companies of the aforementioned countries across all market sectors.  The FTSETM 100 Index, which is calculated, published and disseminated by FTSE International Limited (“FTSE”), is a free float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange Plc.  The TOPIX® Index is a free float adjusted market capitalization-weighted index of all common domestic stocks listed on the First Section of the Tokyo Stock Exchange that have an accumulative length of listing of at least six months.  The notes are in no way sponsored, endorsed, sold or promoted by any of the aforementioned index publishers and none of the index publishers shall have any liability with respect thereto.  For additional information about each Underlying Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information— Dow Jones EURO STOXX 50® Index,” “—FTSETM 100 Index” and “—TOPIX® Index” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

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CAPITAL GAINS TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, which contains the opinion of our special tax counsel, Davis Polk & Wardwell llp, with respect to the tax consequences of an investment in the notes.  Under current law and based on that opinion, subject to the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, we believe that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, even if you are an initial purchaser of notes at a price that is below the principal amount of the notes.  The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  The risk that buffered notes would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked notes that do not provide for the return of principal.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the notes to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations in general and the possible impact of this notice in particular.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Underlying Indices or any of the component stocks of the Underlying Indices.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for leveraged index-linked securities.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Underlying Indices and will depend on whether, and the extent to which, the Underlying Index Returns are positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Underlying Index Level for any Underlying Index beyond the 10% buffer as compared to the Starting Underlying Index Level.

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THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN – If the Ending Underlying Index Level of a Underlying Index is greater than its Starting Underlying Index Level, the Component Return for the Basket Component linked to such Underlying Index will not exceed a predetermined percentage, regardless of the appreciation in the Underlying Index, which may be significant. As a result, increases in any Underlying Index above this percentage will not contribute to the overall Basket Return or be available to offset declines in any other Underlying Index. We refer to this percentage for each Basket Component as a Maximum Return, which is 18.30%, 13.38% and 9.40% for the SX5E, the UKX and the TPX, respectively.  Your payment at maturity will not exceed $1,149.80 for each $1,000 principal amount note.

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CHANGES IN THE VALUES OF THE UNDERLYING INDICES MAY OFFSET EACH OTHER – Price movements in the Underlying Indices may not correlate with each other. At a time when the value of one or more of the Underlying Indices increases, the value of the other Underlying Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Underlying Indices may be moderated, or wholly offset, by lesser increases or declines in the level of the other Underlying Index or Underlying Indices. For example, the negative Component Return resulting from approximately a 19.4625% decline in the Ending Underlying Index Level of the SX5E, as compared to its Starting Underlying Index Level, would more than offset the positive Component Returns resulting from any and all appreciation in both the UKX and the TPX, which appreciation may be significant.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full stated principal amount of your notes, the original issue price of the notes includes the agents’ commissions and the cost of hedging our obligations under the notes through one or more of our affiliates. The cost of hedging includes projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase notes from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES DO NOT PAY INTEREST – Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Underlying Indices would have.

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ADJUSTMENTS TO THE UNDERLYING INDICES COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – STOXX® Limited, the publisher of the SX5E, is responsible for calculating and maintaining the SX5E.  FTSE International Limited, the publisher of the UKX, is responsible for calculating and maintaining the UKX. The Tokyo Stock Exchange, Inc., the publisher of the TPX, is responsible for calculating and maintaining the TPX. The publisher of any of the Underlying Indices can add, delete or substitute the stocks underlying the respective Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, which could change the value of the respective Underlying Index. Any of these actions could adversely affect the value of the notes.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES – The underlying stocks that constitute the Underlying Indices have been issued by companies in various foreign countries.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES – The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Underlying Indices are denominated, although any currency fluctuations could affect the performance of the Underlying Indices.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Morgan Stanley & Co. Incorporated (“MS & Co.”) may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING INDICES – Investing in the notes is not equivalent to investing in the Underlying Indices or their component stocks.  Because the Ending Underlying Index Level is based on the closing level of the Underlying Indices on the five Averaging Dates, it is possible for the Ending Underlying Index Level to be lower than the Starting Underlying Index Level even if the value of the Underlying Index on the last Averaging Date is higher than the Starting Underlying Index Level.  A decrease in the Underlying Index value on any one Averaging Date could more than offset any increases in the Underlying Index value on other Averaging Dates.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the Index and the value of the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Underlying Indices on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Indices;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Underlying Indices;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including any actual or anticipated changes in our credit ratings or credit spreads.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the pricing date and during the term of the notes, including on the Averaging Dates, could affect the value of the Underlying Indices in a way that reduces the amount you will receive on the notes at maturity.

Historical Information

The following graphs set forth the historical performance of each Underlying Index based on the daily index closing levels from January 1, 2005 through October 8, 2010. The closing level of the SX5E, UKX and TPX on October 8, 2010 was 2,785.43, 5,657.61 and 839.44, respectively.  We obtained the various Index closing levels of the Underlying Indices below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of each Underlying Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Underlying Index on any of the Averaging Dates. We cannot give you assurance that the performance of the Underlying Indices will result in the return of any of your initial investment.

Historical Performance of the Dow Jones EURO STOXX 50® Index

Historical Performance of the FTSETM 100 Index

Historical Performance of the TOPIX® Index

License Agreements

License Agreement between STOXX® Limited and Morgan Stanley.  “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited and have been licensed for use for certain purposes by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index—License Agreement between STOXX Limited and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

License Agreement between FTSE International Limited and Morgan Stanley.  “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc (“LSE”) and the Financial Times Limited (“FT”) and are used by FTSE International Limited under license.  See “Underlying Indices and Underlying Index Publishers Information—FTSETM 100 Index—License Agreement between STOXX Limited and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

License Agreement between Tokyo Stock Exchange, Inc. and Morgan Stanley.  “TOPIX®” and “TOPIX Index®” are trademarks of the Tokyo Stock Exchange, Inc. and have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Tokyo Stock Price Index—License Agreement between TSE and Morgan Stanley” in Annex A of the accompanying prospectus supplement for leveraged index-linked securities.

Benefit Plan Investor Considerations

Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty  by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the prospectus supplement for leveraged index-linked securities.